Exhibit 99.1

Singing Machine Company Secures $15.0 Million Senior Secured Financing with Fifth Third Bank.

Fort Lauderdale, FL, October 18, 2022 — The Singing Machine Company (“Singing Machine” or the “Company”) (NASDAQ: MICS) has entered into an agreement for senior secured financing with Fifth Third Bank, N.A. (“Fifth Third”). Under the agreement (“Fifth Third Facility”), Fifth Third will provide the Company with up to $15.0 million dollars in asset-based lending during the Company’s peak shipping season and reduce to $7.5 million from January 1 to June 30.

The new credit facility is for three years and provides for borrowing against eligible accounts receivable and inventory. It provides Singing Machine with immediate cash availability on its eligible assets and is expected to provide the Company with expanded access to working capital to operate and grow its business, including the funding of further technology innovations and prospective new revenue streams leveraging the Company’s industry leading karaoke offerings.

In securing the new line of financing, the Company is expected to recognize a significant reduction in interest rate on borrowings from approximately 15% under the previous facility to Prime + 0.5% (or 6.75%) with the new line of credit with Fifth Third. Although the Company does not anticipate doing so, if the line were fully utilized, it would enable the Company to avoid approximately $750,000 in interest expense when compared to the prior cost of capital.

“This is a significant financial milestone for the Company and our team,” commented Gary Atkinson, CEO of the Singing Machine. “For several years, the Company has utilized two separate senior lenders to support our accounts receivable and inventory under a segregated borrowing base. This has at times limited our access to critical working capital. It has also come at a higher cost of capital.”

“Today, with a combined access to our entire asset base, Fifth Third was able to deliver a more flexible, cost-effective senior credit facility. Equally important, the cost of funds for this account is approximately half of what we were paying for working capital borrowings. This has the potential to save the Company upwards of $750,000 annually, while better supporting our growth.”

“In the past year, our Company has demonstrated the ability to execute on very favorable equity driven capital raises. Now, this new credit facility demonstrates our ability to also access cost effective debt instruments. Overall, we are very focused on utilizing the lowest cost of capital available to our team to fund our technology innovations, marketing, and overall revenue growth plans,” concluded Mr. Atkinson.

About The Singing Machine

Singing Machine® is the worldwide leader in consumer karaoke products. The first to provide karaoke systems for home entertainment in the United States, the Company sells its products world-wide through major mass merchandisers and on-line retailers. We offer the industry’s widest line of at-home karaoke entertainment products, which allow consumers to find a machine that suits their needs and skill level. As the most recognized brand in karaoke, Singing Machine products incorporate the latest technology for singing practice, music listening, entertainment and social sharing. The Singing Machine provides consumers the best warranties in the industry and access to over 70,000 songs for streaming and download. Singing Machine products are sold through most major retailers in North America such as Amazon.com, Costco, Sam’s Club, Target, and Wal-Mart and also internationally. See www.singingmachine.com for more details.

Investor Relations Contact:

Brendan Hopkins

(407) 645-5295

investors@singingmachine.com

www.singingmachine.com

www.singingmachine.com/investors

About Fifth Third

Fifth Third Bancorp is a diversified financial services company headquartered in Cincinnati, Ohio, and the indirect parent company of Fifth Third Bank, National Association, a federally chartered institution. As of June 30, 2022, the Company had $207 billion in assets and operates 1,080 full-service Banking Centers, and 2,153 Fifth Third branded ATMs in Ohio, Kentucky, Indiana, Michigan, Illinois, Florida, Tennessee, West Virginia, Georgia, North Carolina and South Carolina. In total, Fifth Third provides its customers with access to approximately 56,000 fee-free ATMs across the United States. Fifth Third operates four main businesses: Commercial Banking, Branch Banking, Consumer Lending, and Wealth & Asset Management. Fifth Third is among the largest money managers in the Midwest and, as of June 30, 2022, had $512 billion in assets under care, of which it managed $54 billion for individuals, corporations and not-for-profit organizations through its Trust and Registered Investment Advisory businesses. Investor information and press releases can be viewed at www.53.com. Fifth Third’s common stock is traded on the NASDAQ® Global Select Market under the symbol “FITB.”

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Words such as “may”, “could”, “expects”, “projects,” “intends”, “plans”, “believes”, “predicts”, “anticipates”, “hopes”, “estimates” and variations of such words and similar expressions are intended to identify forward-looking statements. These statements involve known and unknown risks and are based upon several assumptions and estimates, which are inherently subject to significant uncertainties and contingencies, many of which are beyond the Company’s control. Actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, the risk factors described in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements are applicable only as of the date on which they are made, and the Company does not assume any obligation to update any forward-looking statements.